AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    AND FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (In millions)


                                                 Year Ended December 31,
                                                    1999    1998    1997

   Income before income taxes, extraordinary
     items and accounting change                  $ 92.0  $143.9  $103.4
   Plus dividends from affiliate                     0.5     0.5     0.5
   Plus minority interest in subsidiaries
     having fixed charges                            1.0      -      0.2
   Fixed charges:
     Interest and other debt expenses               11.9    10.8     8.9
     Preferred dividends of subsidiary trusts       18.6    19.0    15.5
     One-third of rentals                            1.9     1.7     1.0
         Earnings                                 $125.9  $175.9  $129.5

   Fixed charges:
     Interest and other debt expenses             $ 11.9  $ 10.8  $  8.9
     Preferred dividends of subsidiary trusts       18.6    19.0    15.5
     One-third of rentals                            1.9     1.7     1.0
         Fixed charges                            $ 32.4  $ 31.5  $ 25.4

   Fixed charges and preferred dividends:
     Fixed charges - per above                    $ 32.4  $ 31.5  $ 25.4
    Preferred dividends (*)                           -       -      1.4
         Fixed charges and preferred dividends    $ 32.4  $ 31.5  $ 26.8

   Ratio of earnings to fixed charges                3.9     5.6      5.1

   Earnings in excess of fixed charges            $ 93.5  $144.4  $104.1

   Ratio of earnings to fixed charges and
     preferred dividends                             3.9     5.6     4.8

   Earnings in excess of fixed charges and
     preferred dividends                          $ 93.5  $144.4  $102.7



   (*) Amounts represent preferred dividend requirements of AAG (parent) multiplied by the ratio that pretax earnings bears to net earnings.

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